UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Nikola Corporation
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Transcript of video message of Mark Russell, President and Chief Executive Officer, first used June 9, 2022

CEO Mark Russell shares an important message to $NKLA stockholders urging them to vote for each proposal before the Annual Meeting on June 30, 2022. The deadline to vote is 11:59 p.m. ET on June 29. Vote today by calling Alliance Partners, our proxy solicitor, toll-free at (855) 935-2562 or 1-(207) 607-7123.

Mark:
Hey, it's Mark coming to you from our headquarters in Phoenix, Arizona. It's a very exciting time in Nikola. We've started series production, we're shipping trucks into the market. But the reason for speaking directly to you today is I've got an important message for Nikola stockholders, our annual meeting is on June 30th, 2022 and we need your vote. We have four proposals. Number two is very and especially important. This is the proposal that will allow us to increase the number of shares of our company's stock and it requires a majority of all outstanding shares to pass. So you have to actively vote your shares or they can't be counted for the proposal. If you don't vote at all, that's the same as voting no on proposal two. So you have to vote in order for it to count. Every single vote counts regardless of the number of shares you have, so we encourage all of you to vote now. It's quick, it's simple. If you've got your proxy materials you just click on the link, it'll automatically populate, just takes a few minutes to do real quick. If you don't have the proxy materials, we can still call the number on the screen, you don't need the control number and they'll walk you through it and it also is quick and easy.

Mark:
The deadline is 11:59 Eastern Time on Wednesday, June 29th. This is information that can also be found on the company website. Thank you so much for making your vote count and for your continued support of Nikola's mission to make commercial transportation clean and sustainable into the future.